UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2019

American Water Works Company, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1 Water Street
Camden, NJ 08102-1658
(Address of principal executive offices, including zip code)
(856) 955-4001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) & (c). On April 30, 2019, Linda G. Sullivan, Executive Vice President and Chief Financial Officer of American Water Works Company, Inc. (the “Company”), notified the Company of her decision to retire from the Company effective August 1, 2019 to spend more time with her growing family, travel and continue her board work. Ms. Sullivan will continue to serve as Chief Financial Officer of the Company until July 1, 2019 and, thereafter, will serve as the Company’s Executive Vice President-Finance until August 1, 2019, to ensure a smooth transition of her responsibilities and position.
On May 1, 2019, the Company issued a press release announcing Ms. Sullivan’s retirement and that M. Susan Hardwick, 56, will join the Company as its Executive Vice President-Finance on June 3, 2019 and will become the Company’s Executive Vice President and Chief Financial Officer effective July 1, 2019. Ms. Hardwick previously served as the Executive Vice President and Chief Financial Officer of Vectren Corporation (“Vectren”), headquartered in Evansville, Indiana, which was sold to CenterPoint Energy, Inc. on February 1, 2019. Vectren delivers natural gas and electricity to more than one million customers in Indiana and Ohio and operates an infrastructure construction business and an energy services company.
Ms. Hardwick joined Vectren in January 2000 and during that time served in a variety of positions, including: Vice President, Controller and Assistant Treasurer; Senior Vice President, Finance; Senior Vice President, Chief Financial Officer; and Executive Vice President and Chief Financial Officer. While serving in her executive leadership roles at Vectren, Ms. Hardwick was responsible for the development and execution of business and financial strategy for its regulated utility businesses as well as its market-based businesses. During that time, Ms. Hardwick also led Vectren’s financing and investor relations activities. Prior to joining Vectren, Ms. Hardwick was Assistant Corporate Comptroller at Cinergy Corp. She began her career with Arthur Andersen & Co., leaving there as a senior manager to join Cinergy Corp. Ms. Hardwick received a Bachelor of Science degree in Accounting from Indiana University and is a Certified Public Accountant in Indiana.
Upon joining the Company, Ms. Hardwick will be entitled to annual compensation that is, in the aggregate, substantially consistent with that of the current chief financial officer’s position. She will receive a pro rated Annual Performance Plan award opportunity for 2019, equal to 75% of her base salary (at target). She will also receive pro rated 2019 Long-Term Performance Plan (“LTPP”) awards based on an aggregate target award opportunity of 150% of her base salary, which will include the Company’s post-retirement vesting provision applicable to the position of chief financial officer, and she will be eligible to participate in the Company’s Executive Severance Policy and its employee nonqualified deferred compensation plan. In addition, Ms. Hardwick will receive a lump-sum cash payment of $120,000, less applicable withholdings, in lieu of specific benefits under the Company’s relocation policy, and a sign-on bonus of $120,000, less applicable withholdings.
Other than as described above, there are no arrangements or understandings between Ms. Hardwick and any other person pursuant to which she was selected as an executive officer of the Company. Ms. Hardwick does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Ms. Hardwick does not have any direct or indirect material interest in any transaction in which the Company is or is to be a participant and which would require reporting under Item 404(a) of Regulation S-K.
A copy of the press release issued by the Company on May 1, 2019 in connection with the foregoing has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.
The following exhibit has been filed herewith:

Exhibit No.	Description of Exhibit

99.1	Press Release, dated May 1, 2019, issued by American Water Works Company, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated: May 1, 2019	By:	/s/ SUSAN N. STORY
Susan N. Story
President and Chief Executive Officer